As filed with the U.S. Securities and Exchange Commission on July 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTEGRIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1941551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

Entegris, Inc. 2020 Stock Plan

CMC Materials, Inc. 2021 Omnibus Incentive Plan

Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan

(Full title of the plan)

Joseph Colella, Esq.

Senior Vice President, General Counsel and Secretary

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

(978) 436-6500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Entegris, Inc., a Delaware corporation (the “Registrant”), to register up to 4,869,064 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable in connection with the Entegris, Inc. 2020 Stock Plan (the “Entegris 2020 Plan”), CMC Materials, Inc. 2021 Omnibus Incentive Plan (the “CMC 2021 Plan”) and Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan, as amended (the “CMC 2012 Plan” and together with the CMC 2021 Plan, the “CMC Plans”) under the Securities Act of 1933, as amended (the “Securities Act”).

On December 14, 2021, the Registrant, CMC Materials, Inc. (“CMC”), and Yosemite Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On July 6, 2022, and in accordance with the terms of the Merger Agreement, Merger Sub merged with and into CMC, and CMC continued as the surviving corporation and a wholly owned subsidiary of the Registrant (the “Merger”).

Pursuant to and subject to the terms of the Merger Agreement, the Registrant assumed the CMC Plans in accordance with their terms, including stock options (the “Adjusted CMC Options”) and certain performance-based restricted stock units of CMC outstanding under the CMC Plans (the “Adjusted CMC PSUs”), which are settleable in shares of the Registrant’s Common Stock, generally subject to the terms and conditions of the underlying award agreements. The aggregate number of the Registrant’s Common Stock subject to the Adjusted CMC Options and the Adjusted CMC PSUs under the CMC 2021 Plan and the CMC 2012 Plan is 799,042 and 148,368 shares, respectively. In addition, the Registrant has reserved 3,921,654 shares of Common Stock, which constitute the unused share reserve under the CMC 2021 Plan, that may be issued for future awards granted by the Registrant under the Entegris 2020 Plan.

PART I

Information Required in the Section 10(a) Prospectus

The information required by Part I is included in the documents sent or given to participants in the Plan, pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference and shall be deemed to be a part of this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (No. 001-32598), as filed with the SEC on February 4, 2022;
(b)	the Registrant’s Schedule 14A proxy statement for its 2022 annual meeting of stockholders (No. 001-32598), as filed with the SEC on March 17, 2022;
(c)	the Registrant’s Quarterly Report on Form 10-Q for the three months ended April 2, 2022 (No. 001-32598), as filed with the SEC on April 26, 2022;
(d)
the Registrant’s Current Reports on Form 8-K (No. 001-32598), as filed with the SEC on January 19, 2022, January 31, 2022, April 6, 2022, April 8, 2022, April 15, 2022, April 20, 2022, April 27, 2022, June 16, 2022, June 17, 2022, June 30, 2022 and July 6, 2022;

(e)
the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on June 30, 2000, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (No. 001-32598) filed with the SEC on February 7, 2020, and including any amendment or report filed for the purpose of updating such description; and

(f)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or that deregisters the distribution of all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and will be a part of this Registration Statement from the date such document is filed, except as to any information that the Registrant discloses under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as legal counsel.

Item 6. Indemnification of Officers and Directors.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s certificate of incorporation provides that the corporation shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. In addition, the Registrant’s bylaws provide for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

The Registrant has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Entegris, Inc. 2020 Stock Plan (incorporated by reference to Annex 1 to the Registrant’s Schedule 14A proxy statement for its 2020 annual meeting of stockholders (No. 001-32598), as filed with the SEC on March 18, 2020).
4.2	CMC Materials, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Appendix B to CMC Materials, Inc.’s Schedule 14A proxy statement for its 2021 annual meeting of stockholders (No. 000-30205), as filed with the SEC on January 19, 2021).
4.3	Amendment Number 1 to the CMC Materials, Inc. 2021 Omnibus Incentive Plan.*
4.4	CMC Materials, Inc. 2012 Omnibus Incentive Plan, as amended effective March 7, 2017 (incorporated by reference to Exhibit 10.8 to CMC Materials, Inc.’s Annual Report on Form 10-K (No. 000-30205), as filed with the SEC on November 17, 2020).
5.1	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP.*
23.1	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in the opinion filed as Exhibit 5.1).*
23.2	Consent of KPMG LLP.*
23.3	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on the signature page hereto).*
107	Filing Fee Table.*

*Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a directors, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, Entegris, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on July 6, 2022.

ENTEGRIS, INC.

By	/s/ Bertrand Loy
Bertrand Loy
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Entegris, Inc., hereby severally constitute and appoint each of Bertrand Loy, Gregory B. Graves and Joseph Colella our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Bertrand Loy Bertrand Loy	President, Chief Executive Officer and Director (Principal executive officer)	July 6, 2022

/s/ Gregory B. Graves Gregory B. Graves	Executive Vice President, Chief Financial Officer and Treasurer (Principal financial officer)	July 6, 2022

/s/ Michael D. Sauer Michael D. Sauer	Vice President, Controller and Chief Accounting Officer (Principal accounting officer)	July 6, 2022

/s/ Paul L.H. Olson Paul L.H. Olson	Director, Chairman of the Board	July 6, 2022

/s/ Michael A. Bradley Michael A. Bradley	Director	July 6, 2022

/s/ Rodney Clark Rodney Clark	Director	July 6, 2022

/s/ James F. Gentilcore James F. Gentilcore	Director	July 6, 2022

/s/ Yvette Kanouff Yvette Kanouff	Director	July 6, 2022

/s/ James P. Lederer James P. Lederer	Director	July 6, 2022

/s/ Azita Saleki-Gerhardt Azita Saleki-Gerhardt	Director	July 6, 2022